Exhibit 99.1

AMRI Renews Shareholder Rights Plan

Albany, NY (July 27, 2012) – AMRI (NASDAQ: AMRI) announced today that its Board of Directors has renewed the company’s Shareholder Rights Plan.

Thomas E. D’Ambra, Ph.D., AMRI’s Chairman, President and CEO, stated, “The Board believes that the Shareholder Rights Plan continues to enhance its ability to protect shareholder interests and ensures that shareholders receive fair treatment in the event of any coercive takeover attempt. The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action. The Board believes it is protecting the interests of all of its shareholders.”

The renewed Shareholder Rights Plan contains a “TIDE” provision, which requires an independent committee of the Board of Directors to review the Shareholder Rights Plan at least once every three years and to determine whether maintaining the Plan continues to be in the best interest of the stockholders.

In connection with the renewal of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of AMRI common stock to shareholders of record as of the close of business on July 30, 2012. Initially, these rights will not be exercisable and will trade with the shares of AMRI common stock. Under the Shareholder Rights Plan, the rights generally will become exercisable if a person becomes an “acquiring person” by acquiring 15% or more of the common stock of AMRI or if a person commences a tender offer that could result in that person owning 15% or more of the common stock of AMRI. If a person becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of preferred stock which are equivalent to shares of AMRI common stock having a value of twice the exercise price of the right. If AMRI is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right.

To facilitate renewal of the Shareholder Rights Plan, the Board of Directors approved an amendment to the company’s old rights plan terminating that plan contemporaneously with the renewal.

About AMRI

Albany Molecular Research, Inc. (AMRI) is a global contract research and manufacturing organization offering customers fully integrated drug discovery, development, and manufacturing services. For over 21 years AMRI has demonstrated its adaptability as the pharmaceutical and biotechnology industries have undergone tremendous change in response to multiple challenges. This experience, a track record of success and locations in the United States, Europe and Asia now provides our customers with SMARTSOURCING™, a full range of value-added opportunities providing customers informed decision-making, enhanced efficiency and more successful outcomes at all stages of the pipeline. AMRI has also successfully partnered R&D programs and is actively seeking to out-license its remaining programs for further development.

Contacts

Investor – Mark Frost, Chief Financial Officer, 518-512-2211

Media – Gina Monari, AMRI Communications, 518-512-2512